As filed with the Securities and Exchange Commission on June 15, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANALEX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0869563
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5904 Richmond Highway

Suite 300

Alexandria, Virginia 22303

(Address, Including Zip Code, of Principal Executive Offices)

Analex Corporation Amended and Restated Employee Stock Purchase Plan

2001 Stock Option Agreement - Sterling E. Phillips, Jr.

(Full Title of the Plan)

Sterling E. Phillips, Jr.

Chief Executive Officer

Analex Corporation

5904 Richmond Highway

Suite 300

Alexandria, Virginia 22303

(703) 329-9400

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Jane K. P. Tam, Esq.

Holland & Knight LLP

2099 Pennsylvania Avenue, N.W.

Suite 100

Washington, D.C. 20006

(202) 955-3000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.02 per share, Issuable Under Analex Corporation Amended and Restated Employee Stock Purchase Plan	400,000(1) shares	$3.40(3)	$1,360,000(3)	$160(3)
2001 Stock Option Agreement - Sterling E. Phillips, Jr.	875,725(2)	$3.40(3)	$2,977,465(3)	$350.5(3)

(1)	This Registration Statement covers, in addition to the number of shares of Analex Corporation, a Delaware corporation (the “Company”), common stock, par value $0.02 per share (the “Common Stock”), stated above, and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, shares issued under such plan as a result of one or more adjustments under such plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Shares of Common Stock issuable upon the exercise of options granted pursuant to a Stock Option Agreement with Mr. Sterling E. Phillips, Jr., dated January 16, 2001.
(3)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of a share of Common Stock on June 9, 2005, as reported on the American Stock Exchange.

EXPLANATORY NOTES

•	We are filing this Registration Statement on Form S-8 to register 400,000 shares of Common Stock, $0.02 par value per share, issuable under the Analex Corporation Amended and Restated Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).

•	This registration statement also registers reoffers and resales of 875,725 shares of Common Stock issuable upon the exercise of options granted under a Stock Option Agreement in 2001 with Mr. Sterling E. Phillips, Jr. Since Mr. Phillips is the Chairman of the Board and the Chief Executive Officer of the Company, the shares to be issued to Mr. Phillips upon exercise of his options may constitute “control securities” under General Instruction C to Form S-8. These “control securities” may be reoffered and resold on a continuous or delayed basis in the future under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”).

•	Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a registration statement, also filed on Form S-8 and relating to the Analex Corporation Employee Stock Purchase Plan, is effective. Accordingly, this Registration Statement hereby incorporates by reference the contents of the Registrant’s earlier registration statement on Form S-8, Registration No. 333-119095, filed with the Securities and Exchange Commission (the “SEC”) on September 17, 2004. After giving effect to this filing, an aggregate of 1,050,000 shares of the Registrant’s Common Stock, will have been registered and will have been authorized for issuance pursuant to the Analex Corporation Employee Stock Purchase Plan.

•	This registration statement contains two parts. The first part contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with General Instruction C of Form S-8). The reoffer prospectus relates to certain shares of Common Stock issuable upon the exercise of options granted under a Stock Option Agreement in 2001 with Mr. Sterling E. Phillips, Jr. The second part contains information required in the registration statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of Analex Corporation Employee Stock Purchase Plan. Pursuant to the Note to Part I of Form S-8, the stock purchase plan information specified by Part I of Form S-8 is not required to be filed with the SEC, but will be delivered to all participants in the plan pursuant to Rule 428(b)(1) of the Securities Act.

•	Analex Corporation will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference into the Section 10(a) prospectus as set forth in Form S-8), the other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, and additional information about the Employee Stock Purchase Plan. Requests should be directed to Judith N. Huntzinger, Interim Chief Financial Officer at Analex Corporation, 5904 Richmond Highway, Suite 300, Alexandria, VA 22303. Analex’s telephone number is (703) 329-9400.

PROSPECTUS

875,725 Shares

Analex Corporation

Common Stock

This prospectus may be used by Mr. Sterling E. Phillips, Jr. (the “Selling Stockholder”), the Chairman of the Board and the Chief Executive Office of Analex Corporation, a Delaware corporation (“Analex” or the “Company”), to sell a maximum of 875,725 shares (the “Shares”) of the Company’s common stock, $0.02 par value per share (the “Common Stock”), issuable upon exercise of options granted to Mr. Phillips under a Stock Option Agreement, dated January 16, 2001.

All or a portion of the Shares offered hereby may be offered for sale, from time to time, at prices and terms then obtainable. All brokers’ commissions or discounts will be paid by the Selling Stockholder. However, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), may be sold under Rule 144 rather than pursuant to this prospectus. See “Plan of Distribution.” The Company will receive none of the proceeds of this offering. See “Use of Proceeds.” All expenses incurred in connection with the preparation and filing of this prospectus and the related Registration Statement are being borne by the Company.

Our Common Stock is traded on the American Stock Exchange under the symbol “NLX.” On June 9, 2005, the closing sale price of the Common Stock on the American Stock Exchange was $3.43 per share.

Investing in our Common Stock involves a high degree of risk. See “ Risk Factors” beginning on page 4 for a discussion of certain factors that should be carefully considered by prospective purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is June 15, 2005.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy shares of our Common Stock in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire prospectus, especially the risks of investing in our Common Stock discussed under “Risk Factors,” as well as the information incorporated by reference.

ANALEX CORPORATION

Analex Corporation (“Analex” or the “Company”) specializes in providing information technology, system engineering, security services and intelligence services in support of the U.S. government. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, and designing, developing and testing aerospace systems. The Company provides its services through its two strategic business units: the Homeland Security Group, supporting intelligence systems; and the Systems Engineering Group, supporting the development of space-based systems, the operation of terrestrial assets, and the launch of unmanned rockets by NASA under the Company’s Expendable Launch Vehicle Integrated Support (“ELVIS”) contract.

The Homeland Security Group provides engineering, scientific and information technology services and solutions to assist in the development, implementation and support of intelligence systems. Analex provides these services to the intelligence community, including the National Reconnaissance Office, the Missile Defense Agency, the National Security Agency, the Department of Defense, and major aerospace contractors, such as Lockheed Martin and Northrop Grumman.

The Systems Engineering Group provides engineering and information technology services and solutions to assist in the development of space-based systems and support operations of terrestrial assets. Capabilities include expendable launch vehicle engineering, space systems development, and ground support for space operations.

On May 28, 2004, Analex acquired Beta Analytics, Inc. (“BAI”). BAI provides life cycle protection and physical security services specifically in the areas of information protection, physical security, intelligence threat assessment and analysis, technology protection, security management and security education and training. On April 1, 2005, Analex acquired ComGlobal Systems Incorporated (“ComGlobal”). Providing custom software and systems engineering solutions, ComGlobal specializes in command, control, communications, computers and intelligence (C4I) programs for the military. With BAI and ComGlobal, Analex currently has over 1,100 employees in offices located in California, Colorado, Maryland, Mississippi, Nevada, Ohio and Virginia.

Our executive offices are located at 5904 Richmond Highway, Suite 300, Alexandria, Virginia 22303, our telephone number is (703) 329-9400 and our Internet address is www.analex.com. The information on our Internet website is not incorporated by reference in this prospectus.

THE OFFERING

Common Stock offered	875,725 shares of Common Stock are being offered by this prospectus. All of the shares offered by this prospectus may be offered and sold from time to time by the Selling Stockholder.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

American Stock Exchange symbol	NLX

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our Common Stock. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our Common Stock could fall, and you may lose all or part of your investment.

Risks Related To Our Business

We depend on contracts with U.S. federal government agencies, particularly clients within the Department of Defense and NASA, for substantially all of our revenue, and if our relationships with these agencies were impaired, our business could be materially adversely affected.

Sales to U.S. federal government agencies and their prime contractors represented 100% and 99.5% of our total net sales for the three months ended March 31, 2005 and 2004, respectively, and approximately 100% and 99% of our total net sales during the twelve months ended December 31, 2004 and 2003, respectively. The Department of Defense, our principal U.S. government customer, accounted for approximately 62% and 43% of our revenue for the three months ended March 31, 2005 and 2004, respectively, and approximately 55% and 42% of our revenue for the twelve months ended December 31, 2004 and 2003, respectively. NASA is our largest customer, generating 38% and 55% of our revenue for the three months ended March 31, 2005 and 2004, respectively, and 44% and 57% of our revenue for the twelve months ended December 31, 2004 and 2003, respectively. Approximately 25% of our revenue for the three months ended March 31, 2005 and 63% of our revenue for fiscal year 2004 came from one prime contract with NASA, which will continue until September 2011 if all options are exercised. In the event that not all the option terms are exercised, we will not be able to recognize the full value of the contract awarded. In addition, the Homeland Security Group’s contract with one Department of Defense customer generated 14% and 16% of our revenue for the three months ended on March 31, 2005 and the twelve months ended December 31, 2004, respectively, and 51% and 64% of our operating income for the three months ended March 31, 2005 and twelve months ended December 31, 2004, respectively. We expect that federal government contracts will continue to be the source of substantially all of our revenue for the foreseeable future. If we were suspended or debarred from contracting with the federal government generally, the Department of Defense, NASA or any significant agency in the intelligence community, if our reputation or relationship with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects and financial conditions could be materially adversely affected.

Changes in the spending priorities of the federal government can materially adversely affect our business.

Our business depends upon continued federal government expenditures on defense, intelligence, aerospace and other programs that we support. Our contracts with the U.S. government are subject to the availability of funds through annual appropriations. These contracts may be terminated by the government for its convenience at any time, and generally do not require the purchase of a fixed quantity of services or products. Reductions in the U.S. government defense, intelligence or aerospace spending could adversely affect our operating results. Any reductions in the U.S. government spending on specific defense, intelligence, or aerospace-related programs or contracts can have a material adverse effect on our business and revenues in the future. A significant change in the spending priorities of the federal government could cause it and its many agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty, or not to exercise options to renew contracts. Any such actions could cause our actual results to differ materially from those anticipated. Among the factors that could seriously affect our business are:

•	changes in federal government programs or requirements;

•	budgetary priorities limiting or delaying federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding, including potential governmental shutdowns (such as that which occurred during the government’s 1996 fiscal year) and other potential delays in the government appropriations process;

•	an increase in set-asides for small businesses that could result in our inability to compete directly for prime contracts; and

•	curtailment of the federal government’s use of technology solutions firms.

We may not receive the full amount authorized under contracts and we may not accurately estimate our backlog.

Although some of our federal government contracts require performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nonetheless, in calculating the amount of our backlog, we include amounts from future years of government contracts under which the government has the right to exercise an option for us to perform services. Our backlog of orders, based on remaining contract value, believed to be firm as of March 31, 2005 was approximately $283 million. However, because we may not receive the full amount we expect under a contract, our estimate of our backlog may be inaccurate and we may post results that differ materially from those anticipated.

We derive significant revenue from contracts awarded through a competitive bidding process, which can impose substantial costs upon us, and we will lose revenue if we fail to compete effectively.

We derive significant revenue from federal government contracts that are awarded through a competitive bidding process. We expect that most of the government business we seek in the foreseeable future will be awarded through competitive bidding. Competitive bidding imposes substantial costs and presents a number of risks, including:

•	the need to bid on engagements in advance of the completion of their design, which may result in unforeseen difficulties in executing the engagement and cost overruns;

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may not be awarded to us;

•	the need to accurately estimate the resources and costs that will be required to service any contract we are awarded;

•	the expense and delay that may arise if our competitors protest or challenge contract awards made to us pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in termination, reduction, or modification of the awarded contract; and

•	the opportunity cost of not bidding on and winning other contracts we might otherwise pursue.

To the extent we engage in competitive bidding and are unable to win particular contracts, we not only incur substantial costs in the bidding process that would negatively affect our operating results, but we may be precluded from operating in the market for services that are provided under those contracts for a number of years. Even if we win a particular contract through competitive bidding, our profit margins may be depressed as a result of the costs incurred through the bidding process.

We may lose money on some contracts if we underestimate the resources we need to perform under the contract.

We provide services to the federal government under three types of contracts: cost-reimbursement, time-and-materials, and fixed-price. For the three months ended

March 31, 2005, 29% of our contracts were cost-reimbursement, 40% were time-and-materials, and 31% were firm fixed-price. For the twelve months ended December 31, 2004, 42% of our contracts were cost-reimbursement, 39% were time-and-materials, and 19% were firm fixed-price. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract.

•	Cost-reimbursement contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract, plus a profit component. These contracts establish a ceiling amount that the contractor may not exceed without the approval of the contracting officer. If our costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, we may not be able to recover those costs.

•	Time-and-materials contracts provide for acquiring services on the basis of direct labor hours at specified fixed hourly rates. Profit margins on time-and-materials contracts fluctuate based on the difference between negotiated billing rates and actual labor and overhead costs directly charged or allocated to such contracts. We assume the risk that its costs of performance may exceed the negotiated hourly rates.

•	Fixed-price contracts provide for delivery of products or services for a price that is negotiated in advance on the basis of the contractor’s cost experience. The price is not subject to any adjustment and that means we assume the financial risk of costs overruns. If the costs exceed the estimates, profit margins decrease and a loss may be realized on the contract.

For all three contract types, we bear varying degrees of risk associated with the assumptions we use to formulate our pricing for the work. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

Unfavorable government audit results could force us to adjust previously reported operating results and could subject us to a variety of penalties and sanctions.

The federal government audits and reviews our performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. Like most government contractors, our contracts are audited and reviewed on a continual basis. An audit of our work, including an audit of work performed by companies we may acquire or subcontractors we have hired or may hire, could result in a substantial adjustment to our previously reported operating results. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may need to be refunded and operating margins may be reduced. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with U.S. federal government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true.

Failure to maintain strong relationships with other contractors could result in a decline in our revenues.

Approximately 28% of our revenue for the three months ended March 31, 2005, and 32% of our revenue for the twelve months ended December 31, 2004 were generated as a subcontractor to various prime contractors to the federal government. Although we intend to focus on retaining and increasing the percentage of our business as prime contractor because it provides us with stronger client relationships, we may not succeed in doing so. If not, we will continue to depend on relationships with these and other contractors for a significant portion of our revenues in the foreseeable future. Our business, prospects, financial condition or operating results could be adversely affected if these and other contractors eliminate or reduce their subcontracts with us, either because they choose to establish relationships with our competitors or because they choose to directly offer services that compete with our business, or if the government terminates or reduces these other contractors’ programs or does not award them new contracts.

We must recruit and retain qualified skilled employees.

An integral part of our future success is dependent upon our ability to provide employees who have advanced information technology and technical services skills and who have excellent customer relationships within the defense, aerospace and intelligence communities. As described below, many of these employees must have security clearances of various levels issued by the appropriate intelligence agency. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these highly skilled employees, especially those requiring security clearances, our ability to maintain and grow our business could be negatively impacted. In addition, some of our contracts contain provisions requiring us to commit to staff a program with certain personnel the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract, and we may not be able to recover its costs in the event the contract is terminated.

Our business is dependent upon obtaining and maintaining required security clearances.

Many of our federal government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances complying with federal agencies’ requirements. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us, the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we will bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively re-bid on expiring contracts.

Employee misconduct, including security breaches, could result in the loss of clients and our suspension or disbarment from contracting with the federal government.

We may not be able to prevent our employees from engaging in misconduct, fraud or other improper activities that could adversely affect our business and reputation. Misconduct could include the failure to comply with federal government procurement regulations, regulations regarding the protection of classified information and legislation regarding the pricing of labor and other costs in government contracts. Many of the systems we develop involve managing and protecting information involved in national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. The precautions we take to prevent and detect this activity may not be effective, and we could face unknown risks or losses. As a result of employee misconduct, we could face fines and penalties, loss of security clearance and suspension or debarment from contracting with the federal government, which could cause our actual results to differ materially from those anticipated.

If our subcontractors fail to perform their contractual obligations, our performance as a prime contractor and our ability to obtain future business could be materially and adversely impacted and our actual results could differ materially from those anticipated.

Our performance of government contracts regularly involves the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as a prime contractor. A subcontractor’s performance deficiency could result in the government terminating our contract for default. A default termination could expose us to liability for excess costs of re-procurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders. Depending upon the level of problem experienced, such problems with subcontractors could cause our actual results to differ materially from those anticipated.

Federal government contracts contain provisions giving government customers a variety of rights that are unfavorable to us, including the ability to terminate a contract at any time for convenience.

Federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts. These rights and remedies allow government clients, among other things, to:

•	terminate existing contracts, with short notice, for convenience, as well as for default;

•	reduce or modify contracts or subcontracts;

•	terminate our facility security clearances and thereby prevent us from receiving classified contracts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	decline to exercise an option to renew a multi-year contract;

•	claim rights in products, systems, and technology produced by us;

•	prohibit future procurement awards with a particular agency due to a finding of organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors;

•	subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit bids for the contract or in the termination, reduction, or modification of the awarded contract; and

•	suspend or debar us from doing business with the federal government or with a particular governmental agency.

If a government customer terminates one of our contracts for convenience, we may recover only our incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If a federal government customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts or suspend or debar us from doing business with government agencies, our revenue and operating results would be materially harmed.

We must comply with a variety of laws and regulations, and our failure to comply could cause our actual results to differ materially from those anticipated.

We must observe laws and regulations relating to the formation, administration and performance of federal government contracts which affect how we do business with our clients and may impose added costs on our business. For example, the Federal Acquisition Regulation and the industrial security regulations of the Department of Defense and related laws include provisions that:

•	allow our federal government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	require us to disclose and certify cost and pricing data in connection with contract negotiations; and

•	require us to prevent unauthorized access to classified information.

Our failure to comply with these or other laws and regulations could result in contract termination, loss of security clearances, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could cause our actual results to differ materially from those anticipated.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions and reduced profitability.

Competition within the information technology and government contracting arena is intense. Many of our competitors are large federal systems integrators, such as Anteon International Corporation, CACI International Inc., Computer Sciences Corporation, Science Applications International Corporation, and large defense and aerospace contractors, such as Boeing and Lockheed Martin. These companies have far greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we do. Selection of a contractor by the federal government is based primarily on a combination of the price of services and evaluation of technical capability, as well as past performance, quality of service and responsiveness to client requirements. Given our size, larger government contractors operating in this business area may be able to provide a breadth of service offerings beyond our capabilities. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, financial condition or operating results. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge.

We may have difficulty integrating ComGlobal.

Integration of ComGlobal into Analex requires substantial attention from management. The anticipated benefits of the acquisition of ComGlobal will not be achieved to the full extent unless the operations of ComGlobal are successfully combined with those of Analex in a timely manner. The diversion of the attention from management from the day-to-day operations of Analex, or difficulties encountered in the transition and integration process, could have a material adverse effect on the business, financial condition and results of operations of Analex.

We may have difficulty identifying and executing acquisitions on favorable terms; and if we undertake acquisitions, they could be expensive, increase our costs or liabilities, and disrupt our business.

One of our key strategies is to pursue growth through acquisitions. We have completed a limited number of acquisitions in our history. We may not be able to acquire candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. We may desire to use our Common Stock as consideration in acquisitions, and therefore any decline in the market price of our Common Stock or any unwillingness of owners of businesses we wish to acquire to accept our Common Stock as part of the purchase price could adversely affect our ability to complete acquisitions or require us to use more of our cash resources or incur additional financing to do so.

After an appropriate acquisition candidate has been identified, we may not be able to successfully negotiate the terms of the acquisition, finance the acquisition or, if the acquisition occurs, successfully integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations could disrupt our business by diverting management attention away from day-to-day operations. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution of equity ownership. We may also not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. Any costs, liabilities, or disruptions associated with any future acquisitions we may pursue could harm our operating results. To the extent we are unable to pursue our acquisition strategy, we will be required to rely on internal growth to expand our business.

We may need to raise additional capital to fund future acquisitions.

We expect that the borrowing availability under our credit facility, together with cash provided by operations, will be sufficient to fund our normal operations for at least the next twelve months. However, we anticipate that we will need to obtain additional financing earlier through sale of equity and debt securities to fund our acquisitions. The Company may seek additional funds by incurring additional indebtedness, issuing additional equity securities, or by other means. The Company cannot assure that additional financing could be obtained. If additional financing is raised through sale of our equity securities, there will be a significant dilutive effect on the ownership interests and voting rights of the Company’s existing stockholders and warrant and option holders. Currently, the Company has no agreements, arrangements or understandings with respect to the Company’s acquisition of any entity or business.

We may also need to obtain additional financing over the next twelve months if our current plans or projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenues, unanticipated expenses or other unforeseen difficulties. Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive.

Our substantial debt could adversely affect our financial and operating flexibility.

On December 9, 2003, the Company sold to Pequot $10 million in aggregate principal amount of Convertible Notes. The Convertible Notes bear interest at an annual rate of 7% and mature on December 9, 2007. The indebtedness incurred with respect to the Convertible Notes is material in relation to our ability to service the debt from our operating cash flow and our ability to repay the debt in full at maturity. There can be no assurance that sufficient funds will be available to meet our operating needs, to repay the Convertible Notes, redeem the outstanding Series A Preferred Stock and the Series B Preferred Stock in accordance with their respective terms. Our ability to redeem the Series A Preferred Stock may also be adversely affected by the right of the holders of the Series B Preferred Stock to contemporaneously require the Company to redeem their shares of Series B Preferred Stock. No assurance can be given that sufficient funds will be available to meet the Company’s operating needs, to pay the dividends on the Series A Preferred Stock, the Series B Preferred Stock, or to redeem the Series A Preferred Stock and the Series B Preferred Stock in accordance with their respective terms. In connection with the acquisition of ComGlobal, we amended our credit agreement with Bank of America. Our revolving credit facility with Bank of America was increased to $40,000,000. We drew down $22,000,000 from the credit facility on April 1, 2005. As of June 3, 2005, the Company has an outstanding balance under its credit facility with Bank of America of approximately $19 million.

Our debt instruments contain numerous financial and operational covenants that further limit our operational flexibility.

Our credit facility with Bank of America contains financial covenants setting forth certain maximum ratios for total funded debt to EBITDA and minimum ratios for fixed charge coverage. The credit facility also restricts our ability to dispose of properties other than ABS, incur additional indebtedness, pay dividends (except to holders of Series A and Series B Preferred Stock) or other distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, engage in mergers or consolidations, and engage in transactions with affiliates. The credit facility is secured by the accounts receivable and other assets of the Company.

Our ability to comply with the financial covenants in our credit agreement will be affected by our financial performance as well as events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of the covenants in our credit agreements could result in a default, which would permit Bank of America to declare all amounts borrowed thereunder, together with accrued and unpaid interest, to be due and payable. If we are unable to repay our indebtedness, Bank of America could proceed against our accounts receivable and other assets which are the collateral securing the indebtedness.

Risks Related to Our Common Stock

It is likely that our net income to common shareholders for 2005 will be a loss due to certain non-cash accretions arising from our financing instruments.

It is likely that our net income to common shareholders for 2005 will be a loss due to non-cash accretions related to the outstanding Convertible Note, Series A Preferred Stock and Series B Preferred Stock. An aggregate of 3,428,571 shares of Series B convertible preferred stock were issued and sold in connection with the Company’s acquisition of BAI in 2004. An aggregate of 7,142,856 shares of Series B convertible preferred stock were issued in connection with the Company’s acquisition of ComGlobal in April 2005. Pursuant to the U.S. Generally Accepted Accounting Principles, accounting for the Convertible Note, the Series A Preferred Stock and Series B Preferred Stock and related Warrants (collectively, the “Financing Instruments”) will include cash and non-cash charges each year for as long as the Financing Instruments remain outstanding and are not converted into our Common Stock. The U.S. GAAP accounting for these Financing Instruments is based on the following factors: in the case of the Convertible Note and Series A Preferred Stock, our closing stock price on the date of issuance, a calculated trailing 4-year price volatility, and the application of the Black-Scholes formula to the valuation of the related Warrants; and, in the case of the Series B Preferred Stock, a valuation appraisal derived from an independent financial advisor. The valuation for the Series B Preferred Stock issued and sold in April 2005 is in progress. We expect quarterly charges of approximately $2 million for all the outstanding Financing Instruments (other than the Series B Preferred Stock issued and sold in April 2005), of which approximately $1.4 million are expected to be non-cash accretions, with the remaining cash charges of approximately $600,000. In addition, a significant portion of these charges are not tax deductible. It is our plan to continue to seek acquisitions that will add significant incremental earnings to our operating results. However, there can be no assurance that any acquisition will be consummated at all, or, if consummated, that the acquisition will be timely to substantially increase earnings for the 2005 year. Consequently, there can be no assurance that any incremental earnings, net of the associated additional financing costs related to an acquisition, will be sufficient to offset the incremental charges associated with the Financing Instruments or to generate significant net income to the common shareholders for 2005.

Investors, whose interests may not be aligned with yours, will have the ability to exercise significant influence over the Company, which could result in actions of which you or other stockholders may not approve.

Using the method of calculation in accordance with the SEC rules on beneficial ownership, General Electric Pension Trust, New York Life and Pequot Ventures (collectively, “Investors”) currently beneficially hold approximately 29.3%, 23.3%, and 52% of our outstanding voting securities, respectively. Pursuant to the provisions of an Amended and Restated Stockholders’ Agreement dated May 28, 2004, Investors together with certain other principal stockholders, have agreed to vote their securities for a nine-person board comprised of the CEO, two (2) directors designated by a Pequot Majority in Interest (as defined in the Amended and Restated Stockholders’ Agreement), one (1) non-employee director designated by our CEO and reasonably acceptable to the Investors, and five (5) independent directors nominated by the Company’s Nominating Committee. In the event that the Company fails to redeem the Series A Preferred Stock or the Series B Preferred Stock and such failure continues for a period of nine (9) consecutive months, Pequot or the Investors, as the case may be, will have the right to designate additional members to the Board as is necessary for the members of the Board designated by Pequot or the Investors, as the case may be, to constitute a majority of the Board. (See “Terms of the Amended and Restated Stockholders’ Agreement”) In addition, for as long as 50% of the Series A Preferred Stock originally issued remains outstanding or 25% of the Series B Preferred Stock originally issued remains outstanding, we may not take numerous actions without obtaining the written consent of the holders of a majority of the Series A Preferred Stock or the Series B Preferred Stock.

Holders of our Preferred Stock have such significant ownership interests that could deter any third party from making an offer to buy our company.

The significant ownership interest and significant influence of the Investors as a whole could effectively deter a third party from making an offer to acquire our company, which might involve a premium over the current stock price or other benefits for stockholders, or otherwise prevent changes in the control or management of our company. Both the Series A Preferred Stock and the Series B Preferred Stock bear a cumulative annual dividend of 6%. If our available cash for operations does not meet certain specified levels or if the cash dividend payment on the Series A Preferred Stock or the Series B Preferred Stock will result in an event of default under our credit facility, dividends will be paid in additional shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, causing our Investors’ ownership interest to be even higher. There are also no restrictions, in the form of a standstill agreement or otherwise, on the ability of the Investors or its affiliates to purchase additional securities of our Company and thereby further consolidate their ownership interest.

The price of our Common Stock could be volatile.

Our Common Stock is listed on the American Stock Exchange and has experienced, and may experience in the future, significant price and volume fluctuations which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, the trading price of our Common Stock could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results announcements by us or our competitors, factors affecting the defense, intelligence and/or aerospace industries generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for our competitors’ or industry’s future performance or general market conditions. The market price of our Common Stock could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

As a result of the preferential rights of Series A and Series B Preferred Stock, holders of Common Stock may receive no payment at all upon a liquidation of our Company.

Upon any liquidation, dissolution or winding up of our Company, holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive, out of our assets available for stockholder distributions and prior to distributions to junior securities (including our Common Stock), an amount equal to, in the case of Series A Preferred Stock, the Series A Preferred Stock purchase price plus any accrued but unpaid dividends, and in the case of Series B Preferred Stock, the Series B Preferred Stock purchase price plus any accrued but unpaid dividends. No distribution upon liquidation may be made to the holders of Common Stock until the holders of the Series A Preferred Stock and Series B Preferred Stock have been paid their liquidation preferences. As a result, it is possible that, upon liquidation, all amounts available for the holders of our equity would be paid to the holders of the Series A Preferred Stock and Series B Preferred Stock, and that the holders of Common Stock would not receive any payment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Except for the historical information contained herein, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue expectations disclosed in the forward-looking statements. Actual results or events could differ materially from the plans, intentions or expectations disclosed in the forward-looking statements we make. We have included certain important factors and risks in the cautionary statements included or incorporated in this prospectus, particularly under “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the shares of Common Stock offered by this Prospectus are being offered by the Selling Stockholder. For information about the Selling Stockholder, see “Selling Stockholder.” We will not receive any proceeds from the sale of shares by the Selling Stockholder.

SELLING STOCKHOLDER

We do not know when or in what amounts the Selling Stockholder may offer shares for sale. The Selling Stockholder may choose not to sell any of the shares offered by this prospectus. Because the Selling Stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that we know of, we cannot estimate the number of the shares the Selling Stockholder will hold after the completion of the offering. For the purposes of the following table, we have assumed that the Selling Stockholder will sell all of the shares covered by this prospectus.

Beneficial ownership and the percentage shown in the following table are calculated in accordance with the rules of the Securities and Exchange Commission (the “SEC”).

Name of Stockholder	Number of Shares Beneficially Owned Before the Offering		Number of Shares Offered	Number of Shares Beneficially Owned After the Offering		Percentage of Shares Beneficially Owned After the Offering
Sterling E. Phillips, Jr. Chairman of the Board and Chief Executive Officer	2,305,571	(1)	875,725	1,429,846	(2)	8.3%

(1)	Includes 2,188,804 shares which may be acquired upon the exercise of options.
(2)	Includes 1,313,079 shares which may be acquired upon the exercise of options.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder will have the sole discretion not to accept any purchase offer or make any sale of shares if he deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Company’s Common Stock is traded on the American Stock Exchange under the symbol “NLX.” The Company will not receive any of the proceeds from this offering.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in resales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholder to include the pledgee, transferee or other successors in interest as Selling Stockholder under this prospectus.

The Selling Stockholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses in connection with the registration of the shares of Common Stock. To our knowledge, the Selling Stockholder has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. If we are notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the Selling Stockholder uses this prospectus for any sale of the shares of Common Stock, he will be subject to the prospectus delivery requirements of the Securities Act.

The Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholder.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus has been passed upon for us by Holland & Knight LLP.

EXPERTS

The consolidated financial statements of Analex Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(1)	Our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 28, 2005;

(2)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on April 27, 2005;

(3)	Our current report, on Form 8-K filed on April 1, 6, 12, 13, 27, 28, May 2, 18 and June 15, 2005;

(4)	Our current report, on Form 8-K/A filed on June 15, 2005;

(5)	All of our filings pursuant to the Exchange Act after the date of filing of this registration statement and prior to effectiveness of the registration statement; and

(6)	The description of the our common stock contained in our registration statement on Form 8-A filed on March 3, 2003.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated the law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Analex has included such a provision in its Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

Article EIGHTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, Analex must indemnify those persons to fullest extent permitted by such law as so amended.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Analex’s Amended and Restated Bylaws provide for indemnification to the fullest extent permitted or authorized by the DGCL or judicial or administrative decisions of each person who was or is a party or threatened to be made a party, or is otherwise involved in any action, suit, or proceeding against any liability or loss suffered and reasonable expenses reasonably incurred by him by reason of the fact that he is or was a director or officer of Analex or was serving at the request of Analex as a director, officer, employee or agent of another corporation. The foregoing right of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

Indemnification is required to be made unless Analex determines that the applicable standard of conduct required for indemnification has not been met. If Analex fails to make an indemnification payment in full within sixty days after a written claim has been received, the claimant may petition the court to file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such suit, Analex shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Analex has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

In connection with Mr. Phillips’ employment in January 2001, the Company issued to Mr. Phillips an option to purchase 875,725 shares of the Company’s Common Stock pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Analex Corporation Amended and Restated Employee Stock Purchase Plan (1)

4.2	Option Agreement dated January 16, 2001 by and between Analex Corporation (fka Hadron, Inc.) and Sterling E. Phillips, Jr.

5.1	Opinion of Holland & Knight LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

(1)	Filed as Annex E to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 14, 2005 (Commission File No. 001-31613) and incorporated herein by this reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on June 13, 2005.

Analex Corporation (Registrant)

By:	/s/ Sterling E. Phillips, Jr.	/s/ Judith N. Huntzinger
	Sterling E. Phillips, Jr.	Judith N. Huntzinger
	Chairman and Chief Executive Officer	Interim Chief Financial Officer
	(Principal Executive Officer)	(Chief Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned directors of Analex Corporation hereby severally constitute and appoint Sterling E. Phillips, Jr. and Judith N. Huntzinger and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as directors to enable Analex Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Sterling E. Phillips, Jr. Sterling E. Phillips, Jr.	Chairman and Chief Executive Officer	June 13, 2005

/s/ Peter L. Belford, Sr.	Director	June 13, 2005
Peter L. Belford, Sr.

/s/ C. Thomas Faulders, III	Director	June 13, 2005
C. Thomas Faulders, III

/s/ Lincoln D. Faurer	Director	June 13, 2005
Lincoln D. Faurer

/s/ Martin M. Hale, Jr.	Director	June 13, 2005
Martin M. Hale, Jr.

/s/ Daniel P. March	Director	June 13, 2005
Daniel P. March

/s/ Thomas L. Hewitt	Director	June 13, 2005
Thomas L. Hewitt

/s/ Gerald A. Poch	Director	June 13, 2005
Gerald A. Poch

/s/ Daniel R. Young	Director	June 13, 2005
Daniel R. Young